Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186726

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of a registration statement that has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 27, 2015

Preliminary Prospectus Supplement

(To prospectus dated April 23, 2013)

Shares

Synergy Resources Corporation

Common Stock

We are offering             shares of our common stock in this offering. Our common stock is listed on the NYSE MKT under the symbol “SYRG.” On January 23, 2015, the last reported sale price of our common stock on the NYSE MKT was $11.60 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 5 of the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Share	$	$	$
Total	$	$	$

The underwriters may also purchase up to an additional             shares of common stock from us at the public offering price above, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or before                     , 2015.

Book-Running Manager/Co-Lead	Co-Lead Manager

Seaport Global	Johnson Rice & Company L.L.C.

The date of this prospectus supplement is                     , 2015.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (registration no. 333-186726) with the Securities and Exchange Commission (the “SEC”) as part of a “shelf” registration process. Under the shelf registration process, we may offer to sell common stock, preferred stock, convertible preferred stock, rights or warrants, as well as securities issuable upon conversion of notes or the exercise of rights or warrants, or any combination of the foregoing from time to time, in one or more offerings, up to a total dollar amount of $250,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters, including any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes, and the documents we incorporate by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of vision, strategy, or outlook, including statements related to our beliefs and intentions with respect to our growth strategy, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. You should consider carefully the statements under the “Risk Factors” section of this prospectus supplement, the accompanying prospectus, and the other disclosures contained herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

•	volatility of oil and natural gas prices;

•	operating hazards that result in losses;

•	uncertainties in the estimates of proved reserves;

•	effect of seasonal weather conditions and wildlife restrictions on our operations;

•	our need to expand our oil and natural gas reserves;

•	our ability to obtain adequate financing;

•	availability and capacity of gathering systems and pipelines for our production;

•	effect of local and regional factors on oil and natural gas prices;

•	incurrence of ceiling test write-downs;

•	our inability to control operations on properties we do not operate;

•	our ability to market our production;

•	the strength and financial resources of our competitors;

•	identifying future acquisitions;

•	uncertainty in global economic conditions;

•	legal and/or regulatory compliance requirements;

•	the amount of our indebtedness and ability to maintain compliance with debt covenants;

•	our need for capital;

•	key executives allocating a portion of their time to other business interests; and

•	effectiveness of our disclosure controls and our internal controls over financial reporting.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation. Readers are urged not to place undue reliance on these forward-looking statements. Readers are also urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation, and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, unless the context otherwise requires, the terms “we,” “us,” and “our” refer to Synergy Resources Corporation and its subsidiaries.

Overview

We are a growth-oriented independent oil and gas company engaged in the acquisition, development, and production of crude oil and natural gas in and around the Denver-Julesburg Basin (“D-J Basin”) of Colorado. The D-J Basin generally extends from the Denver metropolitan area throughout northeast Colorado into Wyoming, Nebraska, and Kansas. It contains hydrocarbon-bearing deposits in several formations, including the Niobrara, Codell, Greenhorn, Shannon, Sussex, J-Sand, and D-Sand. The area known as the Wattenberg Field covers the western flank of the D-J Basin, particularly in Weld County. The area has produced oil and natural gas for over fifty years and has a history as one of the most prolific production areas in the country. Substantially all of our producing wells are either in or adjacent to the Wattenberg Field.

In addition to the approximate 36,000 net developed and undeveloped acres that we hold in the Wattenberg Field, we hold approximately 28,000 net undeveloped acres in an area directly to the north and east of the Wattenberg Field that is considered the Northern Extension area. We are currently in the permit process to drill wells targeting the Greenhorn formation on our leasehold in this area and plan to spud the first well during 2015. We have leased over 184,000 net undeveloped acres in western Nebraska and have entered into a joint exploration agreement with a Denver based private operating company to drill up to ten wells in this area. We have received drilling title opinions on eight locations and we expect drilling activities to commence in Nebraska early in 2015. We continue to maintain leases covering over 63,000 net acres in Yuma and Washington Counties, Colorado in an area that has historically produced dry gas from the Niobrara formation.

Strategy

Our basic strategy for continued growth includes additional drilling activities and acquisition of existing wells in well-defined areas that provide significant cash flow and rapid return on investment. We attempt to maximize our return on assets by drilling in low risk areas and by operating wells in which we have a majority net revenue interest. Our drilling efforts have been, and for the foreseeable future will continue to be, focused on the Wattenberg Field as it yields consistent results.

We believe that our basic strategy is sound whether oil and natural gas prices are high or low. To reduce the risk of commodity price volatility, we generally hedge a portion of the revenues we will receive from our expected future production. However, the most important aspect of our business that we can control is the costs associated with finding and developing our reserves. Our profitability, and ultimately the return on our assets and equity, is driven by how well we can manage costs relative to the prices we receive for our oil and natural gas. These costs not only include the capital required to drill and complete wells, but also general overhead, operating and financing costs.

Our senior management team includes individuals with over thirty-three years of oil and gas operating experience in the Wattenberg Field in all types of commodity price environments. Their experience has shown that in times of lower commodity prices it is imperative to control costs across the entire operating and corporate overhead spectrum. Historically, we have been one of the lowest cost producers in the Wattenberg Field and we are continuing to apply our proven acumen to lower future drilling and completion (“D&C”) costs. Given this focus on cost, we anticipate we can achieve attractive economic rates of return even with current low commodity prices. Our most recent budget for drilling and completing wells is approximately 13% lower than wells we brought into production less than sixty days ago and we believe we can realize another 10-20% reduction in D&C costs over the next twelve months. With these efficiencies in hand, we believe we have a sustainable business model in almost any commodity price environment.

Historically, our cash flow from operations has not been sufficient to fund all of our growth plans and we relied on proceeds from the sale of debt and equity securities to provide adequate liquidity. We also arranged for a bank credit facility to fund additional capital needs. During the three months ended November 30, 2014, the primary sources of our capital resources were cash on hand at the beginning of the fiscal year, cash flow from operations, proceeds from our revolving credit facility (the “Facility”) and proceeds from the exercise of outstanding warrants. In the future, we plan to finance an increasing percentage of our growth with internally generated funds. Ultimately, implementation of our growth plans will be dependent upon the success of our operations and the amount of financing we are able to obtain.

Recent Developments

Drilling Operations

Drilling operations at our Weis pad were successfully completed on January 17, 2015, bringing our total number of wells that have been drilled but not yet completed to twenty nine. We determined that with the recent decline in drilling costs and the recently revised completion design, it would be economic to move forward with drilling the Cannon prospect. Importantly, we maintain a 100% working interest in the Cannon prospect and the pad is located in the western area of our acreage position where line pressures have been lower, which is conducive to more efficient production. Our Cannon prospect includes six Codell wells and five Niobrara wells. Relative to the six Codell wells, we plan to utilize sliding sleeves and slickwater for the completions and estimate total D&C costs will be approximately $3.3 million per well. For the five Niobrara wells, we plan on completing the wells using sliding sleeves and hybrid gels and estimate the total D&C costs to be approximately $3.5 million per well. If during drilling it becomes necessary to use a plug and perf completion design instead of sliding sleeves, the D&C costs would increase by approximately $300,000 per well. All eleven Cannon wells are permitted to be standard length laterals with an average of 22 frac stages per well.

We anticipate drilling operations on the Cannon pad will be concluded by late May or early June. The timing of the completions for the eleven Cannon wells, and the other twenty nine wells that have been drilled but not yet completed, remains at our discretion pending market conditions. This timing may impact total D&C costs as we continue to work to increase returns by negotiating lower completion costs.

Bayswater Acquisition

On December 15, 2014, we completed the acquisition of certain assets from three independent oil and gas companies (collectively known as “Bayswater”) for a total purchase price of $125.0 million. The purchase price was composed of $75.0 million in cash and $50.0 million in restricted common stock.

The Bayswater acquisition encompasses 5,040 gross (4,053 net) acres with rights to the Codell and Niobrara formations, and 2,400 gross (1,739 net) acres with rights to other formations including the Sussex, Shannon and J-Sand. Additionally, we acquired non-operated working interests in 17 horizontal wells, all of which have been completed and are in the early phase of production, and 73 operated vertical wells as well as working interests in 11 non-operated vertical wells. The working interests in the horizontal wells ranges from 6% to 40% while the working interests in the vertical wells ranges from 5% to 100%.

Preliminary estimates indicate that the undeveloped acreage will potentially support an additional 150 horizontal drilling locations. We have no drilling commitments relative to this acquisition and all leases are held by production. The leases are generally located in the southern portion of the field where infrastructure and lower gathering line pressures enables more efficient development. We are encouraged by the initial results from the recent non-operated horizontal well completions and are evaluating the economic return potential of future development efforts.

Fifth Amendment to Revolving Credit Facility

We continue to improve our borrowing arrangements to complement our growth strategy. On December 15, 2014, we amended the Facilty. Under the amendment, the maximum loan commitment is $500.0 million; however, the maximum amount we can borrow at any one time is subject to a borrowing base limitation, which stipulates that we may borrow up to the lesser of the maximum loan commitment or the borrowing base. The borrowing base can increase or decrease based upon the value of the collateral, which secures any amounts borrowed under the line of credit. For the most part, the value of the collateral will be derived from the estimated future cash flows of our proved oil and gas reserves, discounted by 10%. Under the amendment, the initial borrowing base was set at $230.0 million, which included a temporary additional $30.0 million to provide us with additional liquidity. As a result of the completion of this offering, the borrowing base will be reduced to $200.0 million and will be subject to a redetermination as of February 28, 2015, which redetermination would take effect in June of this year.

Amounts borrowed from the banks will be used to develop oil and natural gas properties, acquire new oil and natural gas properties, and for corporate purposes, including working capital. Amounts borrowed under the Facility are secured by substantially all of our producing wells and developed oil and natural gas leases. In the unlikely event we fail to make any interest or principal payments when due or breach any representation, warranty or covenant or default in the timely performance of any other obligation in our agreements with the funding banks, amounts due under the Facility will become immediately due and payable.

Under the amendment, the interest rate on outstanding borrowings will be based on a pricing grid, which escalates with utilization and establishes a minimum of 2.5%. The Facility, as amended, expires on December 15, 2019.

Corporate Information

Our principal executive offices are located at 20203 Highway 60, Platteville, Colorado 80651, our telephone number at these offices is (970) 737-1073 and our website is www.syrginfo.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Synergy Resources Corporation

Common stock offered by us	shares of common stock

Common stock to be outstanding immediately after the offering	shares of common stock

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to an aggregate of additional shares of our common stock to cover any over-allotments.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $142.9 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $164.3 million if the underwriters exercise the over-allotment option in full.

We intend to use the net proceeds from this offering, along with cash on hand, to fund additional asset acquisitions in the Wattenberg Field which may become available from time to time and to repay borrowings under the Facility and for corporate purposes, including working capital.

Risk factors	Investing in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, see “Risk Factors” beginning on page S-8 of this prospectus supplement.

NYSE MKT symbol	SYRG

The number of shares of common stock outstanding immediately after the completion of this offering is based upon 85,327,715 shares of common stock outstanding as of January 21, 2015 and excludes 2,122,000 shares which may be issued pursuant to outstanding stock options and 4,022,500 shares reserved for issuance under our incentive plans. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

RISK FACTORS

You should consider carefully the risk factors discussed below and evaluate all of the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase any shares of our common stock. Investing in our securities is speculative and involves significant risk. Any of the risks described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus could impair our business, financial condition and operating results, could cause the trading price of our common stock to decline or could result in a partial or total loss of your investment.

Risks Related to our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. For example, over the past four years, the NYMEX—WTI oil price ranged from a high of $113.93 per Bbl to a recent low of $46.39 per Bbl, while the NYMEX—Henry Hub natural gas price ranged from a high of $6.01 per MMBtu to a low of $1.91 per MMBtu. These markets will likely continue to be volatile in the future. The prices we will receive for our production, and the levels of our production, will depend on numerous factors beyond our control. These factors include the following:

•	worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions in or hostilities in oil-producing and natural gas-producing regions and related sanctions, including current conflicts in the Middle East and conditions in Africa, South America, Russia and Ukraine;

•	the level of global oil and domestic natural gas exploration and production;

•	the level of global oil and domestic natural gas inventories;

•	prevailing prices on local oil and natural gas price indexes in the areas in which we operate;

•	localized supply and demand fundamentals and gathering, processing and transportation availability;

•	weather conditions and natural disasters;

•	domestic and foreign governmental regulations;

•	authorization of exports from the United States of liquefied natural gas or oil;

•	speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

•	price and availability of competitors’ supplies of oil and natural gas;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices will reduce our cash flows and our borrowing ability. Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration and production plans. Lower prices have reduced and may further reduce the amount of oil and natural gas that we can produce economically and may cause the value of our estimated proved reserves at future reporting dates to decline compared to our estimated proved reserves at August 31, 2014, our most recent fiscal year end. Specifically, a decline in the value of our reserves may reduce the borrowing base available to us under the Facility, and, should the value of our reserves decline below our recorded costs as measured by the ceiling test, we would be required to record a non-cash impairment charge in our financial statements. Additionally, an extended decline in commodity prices could lead us to reduce our capital expenditure budget and scale back our drilling and development plans.

To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition, liquidity, ability to meet our financial obligations and results of operations.

Risks Related to our Common Stock and the Offering

Our stock price could be volatile, which could cause you to lose part or all of your investment.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other energy companies, has been and may continue to be highly volatile. During the year ended August 31, 2014, the sales price of our stock ranged from a low of $8.05 per share (on January 6, 2014) to a high of $14.11 per share (on June 25, 2014). Factors such as announcements concerning changes in prices of oil and natural gas, the success of our acquisition, exploration and development activities, the availability of capital, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of our common stock.

From time to time, there has been limited trading volume in our common stock. In addition, there can be no assurance that there will continue to be a trading market or that any securities research analysts will continue to provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

The market valuation of our business may fluctuate due to factors beyond our control and the value of the investment of our stockholders may fluctuate correspondingly.

The market valuations of energy companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

•	Changes in securities analysts’ estimates of our financial performance;

•	Fluctuations in stock market prices and volumes, particularly among securities of energy companies;

•	Changes in market valuations of similar companies;

•	Announcements by us or our competitors of significant contracts, new acquisitions, discoveries, commercial relationships, joint ventures or capital commitments;

•	Variations in our quarterly operating results;

•	Fluctuations in oil and natural gas prices;

•	Loss of a major customer;

•	Loss of a relationship with a partner; and

•	Additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

We do not intend to pay dividends on our common stock and our ability to pay dividends on our common stock is restricted.

Since inception, we have not paid any cash dividends on common stock. Cash dividends are restricted under the terms of our credit facility and we presently intend to continue the policy of using retained earnings for expansion of our business. Any future dividends also may be restricted by our then-existing debt agreements.

Additional financings may subject our existing stockholders to significant dilution.

To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. In addition, debt financing, if available, may involve restrictive covenants. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our access to the financial markets and the pricing and terms we receive in the financial markets could be adversely impacted by various factors, including changes in financial markets and interest rates.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could spend the proceeds in a variety of ways that may ultimately fail to improve our operating results or enhance the value of our common stock. Our failure to apply these funds effectively could have a negative effect on our business and cause the price of our common stock to decline.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering will be approximately $142.9 million after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $164.3 million if the underwriters exercise the over-allotment option in full.

We intend to use the net proceeds from this offering, along with cash on hand, to fund additional asset acquisitions in the Wattenberg Field which may become available from time to time and to repay borrowings under the Facility and for corporate purposes, including working capital.

As of November 30, 2014, we had approximately $77.0 million outstanding under the Facility. In addition, we incurred an additional $66.0 million of debt under the Facility in connection with the Bayswater acquisition, resulting in total debt outstanding under the Facility of $146.0 million. Amounts to be repaid under the Facility, which matures on December 15, 2019, were incurred primarily to fund acquisitions, including the Bayswater acquisition described under “Prospectus Summary – Recent Developments – Bayswater Acquisition,” as well as other corporate purposes, including working capital. The amounts outstanding under the Facility are currently subject to an interest rate of 2.5%.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of November 30, 2014:

•	on an actual basis; and

•	on an as adjusted basis, giving further effect to the sale of shares of common stock in this offering at the public offering price of $ , after deducting underwriting discounts and commissions and estimated offering expenses.

You should read the following table in conjunction with our historical financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	As of November 30, 2014
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Cash and cash equivalents	$47,111	$
Debt:
Revolving credit facility	77,000
Shareholders’ equity:
Preferred stock ($0.01 par value, 10,000,000 shares authorized and no shares issued and outstanding)	—
Common stock ($0.001 par value, 200,000,000 shares authorized, 79,854,500 and shares issued and outstanding, respectively)	80
Additional paid-in capital	276,893
Retained earnings	36,770
Total shareholders’ equity	313,743

Total capitalization	$390,743	$

The above table does not give effect to, among other things, (i) the completion of the Bayswater acquisition, including payment of the purchase price of $75.0 million in cash and the issuance of 4,648,136 shares of common stock, (ii) the incurrence of an additional $66.0 million of debt under the Facility in connection with the Bayswater acquisition, resulting in total debt outstanding under the Facility of $146.0 million, and (iii) the issuance of 778,330 shares of common stock in December 2014 in connection with the exercise of outstanding warrants, resulting in cash proceeds to us of approximately $4.7 million.

COMMON STOCK PRICE RANGE

Our common stock is listed on the NYSE MKT under the symbol “SYRG.” The following table sets forth the range of the high and low sale prices for our common stock for the periods indicated.

	High	Low
Year Ending August 31, 2015:
First quarter	$13.75	$8.05
Second quarter (through January 23, 2015)	$13.48	$8.14

Year Ending August 31, 2014:
First quarter	$13.75	$8.05
Second quarter	$13.60	$8.14
Third quarter	$12.96	$9.70
Fourth quarter	$14.11	$10.13

On January 23, 2015, the closing price of our common stock as reported by the NYSE MKT was $11.60 per share.

As of January 21, 2015, we had 85,327,715 outstanding shares of common stock and 127 shareholders of record. The number of beneficial owners of our common stock is approximately 4,600.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter has agreed to purchase, the number of shares of common stock appearing opposite its name below:

Underwriter	Number of Shares
Seaport Global Securities LLC
Johnson Rice & Company L.L.C.
Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, including approval of legal matters by counsel. The shares of common stock are offered by each underwriter, subject to prior sale, when, as and if issued to and accepted by it. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock offered by this prospectus if any are purchased.

Overallotment Option to Purchase Additional Shares

We have granted the underwriters an overallotment option to purchase up to an aggregate of             additional shares of our common stock. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of common stock approximately in proportion to the amounts specified in the table above.

Discounts and Commissions

The following table summarizes the underwriting discounts and commissions and the proceeds, before expenses, payable by us, both on a per share basis and in total:

	Per Share	Total
Price to the Public	$	$
Underwriting Discounts	$	$
Proceeds to the Company (before expenses)	$	$

We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $400,000.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We and all of our directors and officers have agreed, subject to certain exceptions, that, without the prior written consent of Seaport Global Securities LLC as representative, we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 90th day after the date of this prospectus supplement, directly or indirectly:

•

in the case of us, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock (whether owned as of the date of the underwriting agreement or acquired during the lock-up period);

•	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock; or

•	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock, whether any transaction in any of the foregoing bullet points is to be settled by delivery of our shares of common stock, other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Furthermore, the parties bound by the lock-up agreement may not make any demand for or exercise any right with respect to the registration under the Securities Act, of any of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our shares of common stock or other capital stock, and we may, with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for shares of common stock or other capital stock owned or held (of record or beneficially) by such parties, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the lock-up period.

Seaport Global Securities LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements. Any determination to release any shares or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the shares of common stock, the liquidity of the trading market for the shares of common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

NYSE MKT Listing

The common stock is traded on the NYSE MKT under the symbol “SYRG.”

Stabilization

In order to facilitate this offering of our shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our shares of common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ overallotment option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our shares of common stock, so long as stabilizing bids do not exceed a specified maximum. The underwriters may also reclaim selling concessions allowed to the underwriters or a dealer for distributing shares of common stock in this offering if such underwriter repurchases previously distributed shares of common stock to cover syndicate short positions or to stabilize the price of the shares of common stock.

The foregoing transactions, if commenced, may raise or maintain the market price of our shares of common stock above independent market levels or prevent or retard a decline in the market price of the shares of common stock.

The foregoing transactions, if commenced, may be effected on the NYSE MKT or otherwise. Neither we nor the underwriters make any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Electronic Distribution

In connection with this offering, the underwriters or certain securities dealers may distribute prospectuses by electronic means, such as email.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory services, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Residents of Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas and for the underwriters by Proskauer Rose LLP, New York City, New York.

EXPERTS

The financial statements of Synergy Resources Corporation for the year ended August 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2014 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of EKS&H, LLLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information relating to our oil and natural gas reserves, as of August 31, 2014 and August 31, 2013, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from audit reports dated October 9, 2014 and October 16, 2013, respectively, evaluating our oil and natural gas properties, prepared by Ryder Scott, our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and natural gas industry.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE MKT, 20 Broad Street, New York, New York 10002. We maintain a website at www.syrginfo.com. On the Investors page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, filed with the Commission on October 30, 2014 (File No. 001-35245);

•	Our Quarterly Report on Form 10-Q for the fiscal period ended November 30, 2014, filed with the Commission on January 9, 2015 (File No. 001-35245);

•	A description of our capital stock contained in our Form 8-A filed with the Commission on July 19, 2011 (File No. 001-35245); and

•	Our Current Reports on Form 8-K, filed with the Commission on October 1, 2014, October 21, 2014, October 31, 2014, November 4, 2014, November 4, 2014, December 18, 2014, December 22,

2014, January 2, 2015, January 14, 2015, January 20, 2015, January 23, 2015 and January 23, 2015 (File No. 001-35245) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of this prospectus supplement and the accompanying base prospectus and any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Secretary at Synergy Resources Corporation, 20203 Highway 60, Platteville, CO 80651, our telephone number at these offices is (970) 737-1073.

PROSPECTUS

SYNERGY RESOURCES CORPORATION

Common stock, preferred stock, convertible preferred stock, rights or warrants, as well as common stock, preferred stock, convertible preferred stock, rights or warrants issuable upon the conversion of convertible preferred stock or the exercise of rights or warrants, or any combination of the foregoing

We may offer from time to time shares of our common stock, preferred stock, convertible preferred stock, rights or warrants, as well as common stock, preferred stock, convertible preferred stock, rights or warrants issuable upon the conversion of convertible preferred stock or the exercise of rights or warrants, or any combination of the foregoing, at an initial offering price not to exceed $250,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

Specific terms pertaining to the securities offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to us from the sale. The prospectus supplement will set forth, without limitation, the number of securities offered and the terms of the offering.

We may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to us will be set forth in the applicable prospectus supplement.

We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement.

The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is traded on the NYSE MKT under the symbol “SYRG”. On April 4, 2013, the closing price of our common stock on the NYSE MKT was $6.33.

Date of this Prospectus is April 23, 2013

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Synergy Resources Corporation. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

Synergy Resources Corporation (“we,” “our,” “us” or “the Company”) is a growth-oriented independent oil and gas company engaged in the acquisition, development, and production of crude oil and natural gas in and around the Denver-Julesburg Basin (“D-J Basin”) of Colorado. All of our producing wells are in the Wattenberg Field, which has a history as one of the most prolific production areas in the country. We are expanding our undeveloped acreage holdings in eastern Colorado and western Nebraska, and may commence development activities in these areas.

Since commencing active operations in September 2008, we have undergone significant growth. As disclosed in the following table, as of December 31, 2012, we have drilled, acquired, or participated in 273 gross oil and gas wells. At December 31, 2012 there were 250 wells that had reached productive status and there were 23 wells in various stages of completion, all of which are expected to reach productive status.

	Operated		Participated		Acquired
Year	Drilled	Completed	Drilled	Completed
2009	—	—	2	2	—
2010	36	22	—	—	—
2011	20	28	11	11	72
2012	51	47	13	5	4
2013 (1)	27	15	1	8	36

Total	134	112	27	26	112

1.	Represents activity through December 31, 2012.

As of November 30, 2012, our estimated proved reserves exceeded 5 million Bbls of oil and 33 Bcf of gas. We currently hold approximately 235,000 gross acres and 199,000 net acres under lease.

Strategy

Our strategy for continued growth includes additional drilling activities, acquisition of existing wells, and recompletion of wells to more rapidly access and/or extend reserves through improved hydraulic stimulation techniques. We attempt to maximize our return on assets by drilling and operating wells in which we have a majority net revenue interest. We attempt to limit our risk by drilling in proven areas. To date, we have not drilled any wells which were not economically viable.

All wells drilled prior to 2012 were relatively low-risk vertical or directional wells. During 2012 we participated with other operators in six horizontal wells. Five of the wells had reached productive status by December 31, 2012. Initial results from the wells have been promising and we plan to expand our horizontal well operations during 2013. Our capital expenditure budget anticipates participation in ten horizontal wells as a non-operating interest owner. Furthermore, we plan to drill and operate four horizontal wells for our own account. Horizontal drilling operations are expected to commence in the spring.

Historically, our cash flow from operations was not sufficient to fund our growth plans and we relied on proceeds from the sale of debt and equity securities. Our cash flow from operations is increasing, and we plan to finance an increasing percentage of our growth with internally generated funds. Ultimately, implementation of our growth plans will be dependent upon the success of our operations and the amount of financing we are able to obtain.

Significant Developments

As an operator, we continued our active vertical well drilling program from September 1, 2012 through December 31, 2012. During that time, we drilled 27 wells and brought 15 wells into productive status. As of December 31, 2012, we were the operator of 22 wells that were in various stages of completion, all of which are expected to reach productive status during our second fiscal quarter. We have substantially completed our plans for drilling vertical wells during the 2013 fiscal year, and plan to focus our efforts on horizontal wells during the remaining eight months of the fiscal year. Our activity on wells in which we participate as a non-operating interest owner included eight wells that reached productive status and one well that was drilled. One non-operated well was in the completion phase at December 31, 2012.

On December 5, 2012, we completed an acquisition of assets from Orr Energy LLC. The assets included 36 producing oil and gas wells along with a number of undeveloped leases. We assumed operational responsibility on 35 of the producing wells. Purchase consideration included cash of $30 million and 3,128,422 shares of our restricted common stock. Our preliminary evaluation of the assets indicates that the fair value of the acquisition will approximate $42 million and that revenues and expenses from the assets will be consolidated with our operations commencing on December 5, 2012.

In November 2012, we modified our borrowing arrangement with Community Banks of Colorado, successor in interest to Bank of Choice, to increase the maximum allowable borrowings. The new revolving line of credit increases the maximum lending commitment to $150 million, subject to a borrowing base calculation.

The arrangement contains covenants that, among other things, restrict the payment of dividends and require compliance with certain financial ratios. The borrowing arrangement is collateralized by certain of our assets, including producing properties. Maximum borrowings are subject to reduction based upon a borrowing base calculation, which will be re-determined semi-annually using updated reserve reports. As of December 31, 2012, the borrowing base calculation limited maximum borrowings to $47 million. In December 2012, we utilized a portion of the financing available through this arrangement to fund the acquisition of oil and gas properties. We expect to use the remaining proceeds to fund our drilling and development expenditures and to provide working capital.

Interest accrues at a variable rate, which will equal or exceed the minimum rate of 2.5%. The interest rate pricing grid contains a graduated escalation in applicable margin for increased utilization. At our option, interest rates will be referenced to the Prime Rate plus a margin of 0% to 1%, or the London InterBank Offered Rate plus a margin of 2.5% to 3.25%. The maturity date for the arrangement is November 28, 2016.

We commenced our commodity hedging program beginning January 1, 2013 by hedging approximately 58,000 barrels of oil over the next 24 months of production using a commodity swap with an average price of $91.25. Our overall hedging strategy includes increasing our hedging position to 175,000 barrels of oil covering 24 months future production by using swaps or costless collar contracts.

On March 1, 2013, we entered into an Agreement with Vecta Oil and Gas, Ltd., relating to oil and gas properties located in the Denver-Julesberg Basin, Colorado. The Agreement closed on March 13, 2013. At the closing, we paid Vecta a leasehold reimbursement fee consisting of a cash payment of $2,928,502 and the issuance to Vecta of 100,000 shares of our restricted common stock having a value, for purposes of the Agreement, of approximately $660,000. Pursuant to the terms of the Agreement:

•

Greenhorn Project Area Leasehold (91,837 gross and 43,757 net acres) — we and Vecta exchanged 6,977 net acres in oil and gas leases located in Morgan and Weld Counties, Colorado, and we acquired an additional 4,580 net acres from Vecta in oil and gas leases located in Morgan and Weld Counties, Colorado. Following this exchange and acquisition, we owned an undivided 35% working interest and Vecta owned an undivided 65% working interest in 43,757 net acres.

•	Wattenberg Extension Area Leasehold (2,758 gross and 2,023 net acres) — Vecta conveyed to us 65% of its working interest in oil and gas leases covering 2,023 net acres in Weld County, Colorado.

•

State of Colorado Leasehold (960 gross and 960 net acres) — Vecta conveyed to us 30% of its working interest in oil and gas leases from the Colorado Board of Land Commissioners covering 960 net acres in Weld County, Colorado. Following this exchange and acquisition, we owned an undivided 65% working interest and Vecta owned an undivided 35% working interest in the leasehold acreage.

•

Supplemental Greenhorn Project Area Leasehold (9,838 gross and 1,904 net acres) — Vecta conveyed to us 35% of its working interest in oil and gas leases covering 1,904 net acres in Morgan and Weld Counties, Colorado.

In total, the Agreement covers 101,675 gross (45,661 net) acres in which we hold a 35% working interest and approximately 3,718 gross (2,983 net) acres in which we hold a 65% working interest. Subject to certain exceptions, the oil and gas leases subject to the Agreement were delivered with an 80% net revenue interest, and we reserved an overriding royalty interest, subject to proportionate reductions, equal to 20%, less existing landowners’ and overriding royalties. However, no overriding royalty interest was reserved with respect to any state or federal oil and leases or any of the oil and gas leases comprising the Supplemental Greenhorn Project Area.

The Agreement also establishes an area of mutual interest covering designated areas in Morgan and Weld Counties, Colorado.

We will work with Vecta to:

•	acquire new proprietary seismic data across a portion of the oil and gas leases that are the subject of the Agreement;

•	drill a horizontal well on one of the leases to evaluate either the Greenhorn Shale or Niobrara Shale; and

•

conduct other exploration projects in the area covered by the leases as may be mutually agreed upon. The Agreement contemplates the drilling of an initial well to test the Greenhorn formation on or before October 31, 2013.

We will be the operator for all wells to be drilled on the leases.

Our website is: www.syrginfo.com. Information on our website is not part of this prospectus.

Our offices are located at 20203 Highway 60, Platteville, CO 80651. Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.

THE OFFERING:

Securities Offered:

We may offer from time to time shares of our common stock, preferred stock, convertible preferred stock, rights or warrants, as well as common stock, preferred stock, convertible preferred stock, rights or warrants issuable upon the conversion of convertible preferred stock or the exercise of rights or warrants, or any combination of the foregoing at an initial offering price not to exceed $250,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement. See the “Plan of Distribution” section of this prospectus for additional information concerning the manner in which our securities may be offered.

Common Stock Outstanding: As of April 4, 2013, we had 55,226,616 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities.

Risk Factors:	Any purchase of our securities involves a high degree of risk. Risk factors include our short operating history and the possible need for us to sell shares of our common stock to raise capital. See the “Risk Factors” section of this prospectus below for additional Risk Factors.

NYSE MKT Symbol:	SYRG

Use of proceeds:	Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities registered hereby will be used for the acquisition of leases, the acquisition of oil and gas wells, and/or drilling and completing oil and gas wells.

Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “should”, “likely” or similar expressions, indicates a forward-looking statement.

The identification in this prospectus of factors that may affect our future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Factors that could cause our actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to:

•	The success of our exploration and development efforts;

•	The price of oil and gas;

•	The worldwide economic situation;

•	Any change in interest rates or inflation;

•	The willingness and ability of third parties to honor their contractual commitments;

•	Our ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital;

•	Our capital costs, as they may be affected by delays or cost overruns;

•	Our costs of production;

•	Environmental and other regulations, as the same presently exist or may later be amended;

•	Our ability to identify, finance and integrate any future acquisitions; and

•	The volatility of our stock price.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.

These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws.

In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our operations.

From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

Our activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

Oil and gas exploration is not an exact science, and involves a high degree of risk.

The primary risk lies in the drilling of dry holes or drilling and completing wells, which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce oil or gas in quantities sufficient to repay our investment in the well.

The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors not under our control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by various governmental authorities.

Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply.

If we drill wells that are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be “shut-in” until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Lack of take-away capacity in the Wattenberg Field could restrict our ability to sell crude oil and natural gas.

During 2012, crude oil and natural gas production increased significantly in and around the Wattenberg Field and has strained the capacity of the midstream operators to collect and process the hydrocarbons. While midstream operators are increasing their capacity to gather and process natural gas and crude oil, it is unknown whether the increased capacity will be sufficient. A lack of capacity on the part of midstream operators could constrain our ability to sell crude oil and natural gas and have a negative effect on our results of operation.

Interests that we may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses.

We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions, which could result in substantial losses or liabilities to third parties.

Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Opposition to Hydraulic Fracturing may increase the cost and time to complete our wells

Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development. While companies have been using the technique for decades, as drilling expands to more populated areas, environmentalists raise concern about the effects on the population’s health and drinking water.

In April of 2012, the Obama administration proposed the first national standards to control air pollution from gas wells stimulated by hydraulic fracturing. The EPA published claims that the new regulations would ensure pollution is controlled without slowing natural gas production, actually resulting in more product for fuel suppliers to bring to market. The proposal would restrict the venting of gases during the well completion phase, and require the implementation of a new technology to reduce emissions of pollutants during completion of wells. Implementation of the pollution-reducing equipment for so-called “green completions” is required by January 2015.

Locally, some counties and municipalities are attempting to impose more stringent regulations than those required by the Colorado Oil and Gas Conservation Commission. Litigation has been initiated to determine the legality of these attempts. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or local levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

Our transactions with related parties may cause conflicts of interests that may adversely affect us.

Ed Holloway and William E. Scaff, Jr., both of whom are officers, directors and principal shareholders, control two entities, Petroleum Exploration & Management, LLC (“PEM”) and HS Land & Cattle, LLC (“HSLC”), with whom we do business. We presently lease the Platteville office space and equipment storage yard from HSLC at a rate of $10,000 per month. During 2011, we purchased all of the operating oil and gas assets owned by PEM.

We believe that the transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

Our failure to obtain capital may significantly restrict our proposed operations.

We need additional capital to fund our capital expenditure plans. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for their shares of our common stock. Our failure to obtain the capital required will result in the slower implementation of our business plan. There can be no assurance that we will be able to obtain the necessary capital.

We will need to consistently generate positive cash flow or obtain additional financing until we are able to consistently yield sufficient cash essential for the growth of our operations in executing our strategic business plan.

As a result of our short operating history, it is difficult for potential investors to evaluate our business.

Although our common stock has been listed on the NYSE MKT since July 27, 2011, the trading in our stock has, at times, been limited and sporadic.

Additionally, the trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. Factors that could negatively affect our share price include, but are not limited to:

•	actual or anticipated fluctuations in our quarterly results of operations;

•	liquidity;

•	sales of common stock by our shareholders;

•	changes in oil and natural gas prices;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	increases in market interest rates which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our shareholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock. We have outstanding options and warrants which could potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the current owners of our outstanding shares by adding a substantial number of additional shares of common stock.

The credit risk of financial institutions could adversely affect us.

We have entered into transactions with counterparties in the financial services industry, including commercial banks, insurance companies, and their affiliates. These transactions expose us to credit risk in the event of default of our counterparty, principally with respect to hedging agreements but also insurance contracts and bank lending commitments. Deterioration in the credit markets may impact the credit ratings of our current and potential counterparties and affect their ability to fulfill their existing obligations to us and their willingness to enter into future transactions with us.

Our use of hedging transactions could reduce our cash flow and/or result in reported losses.

We periodically enter into hedging agreements for a portion of our anticipated oil production. Our commodity hedging agreements are limited in duration, usually for periods of two years or less. Should commodity prices increase after we have entered into a hedging transaction, our cash flows will be lower than they would have been had the hedge not been in place.

For financial reporting purposes, we do not use hedge accounting, thus we are required to record changes in the fair value of our hedging instruments through our earnings rather than through other comprehensive income had we elected to use hedge accounting. As a consequence, we may report material unrealized losses or gains on our hedging agreements prior to their expiry. The amount of the actual realized losses or gains will differ and will be based on the actual prices of the commodities on the settlement dates as compared to the hedged prices contained in the hedging agreements. As a result, our periodic financial results will be subject to fluctuations related to our derivative instruments.

We are dependent upon the contributions of our senior management team and other key employees for our success.

If one or more of these executives, or other key employees, were to cease to be employed by us, our progress could be adversely affected. In particular, we may have to incur costs to replace senior executive officers or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities registered hereby will be used for the acquisition of leases, the acquisition of oil and gas wells, and/or drilling and completing oil and gas wells.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

PLAN OF DISTRIBUTION

We may sell shares of our common stock, preferred stock, convertible preferred stock, rights or warrants, as well as common stock, preferred stock, convertible preferred stock, rights or warrants issuable upon the conversion of convertible preferred stock or the exercise of rights or warrants, or any combination of the foregoing in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by us to any FINRA member or independent broker-dealer in connection with an offering of our securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

Our securities may be sold:

•	At a fixed price.

•	As the result of the exercise of warrants or the conversion of preferred shares and at fixed or varying prices, as determined by the terms of the warrants or convertible securities.

•	At varying prices in at the market offerings.

•	In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

The securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

We may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to our approval. We will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by us.

Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

Agents, dealers and underwriters may be entitled under agreements with us to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Our borrowing arrangement contains terms that require the lenders to approve dividend payments. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock/Convertible Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series (including any right to convert the preferred stock into common stock, rights or warrants) and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Transfer Agent

Corporate Stock Transfer

3200 Cherry Creek Drive South, Suite 430 Denver, Colorado 80209

Phone: 303-282-4800

Fax: 303-282-5800

DESCRIPTION OF RIGHTS

The following description summarizes only the general features of the rights that we may offer from time to time under this prospectus. The specific terms of a series of rights will be described in the applicable prospectus supplement relating to that series of rights along with any general provisions applicable to that series of rights. We may issue rights to our shareholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The following description of the rights and any description of the rights in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the underlying rights agreement, which we will file with the SEC at or prior to the time of the sale of the rights. You should refer to, and read this summary together with, the rights agreement and the applicable prospectus supplement to review the terms of a particular series of rights. You can obtain copies of any form of rights agreement or other agreement pursuant to which the rights are issued by following the directions described under the caption “Where You Can Find More Information.” The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the exercise price for the rights;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights;

•	the number of rights issued to each shareholder and the number of rights outstanding, if any;

•	the extent to which the rights are transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

•	anti-dilution provisions of the rights, if any; and

•	any other material terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than existing shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock, common stock, or rights that are registered pursuant to the registration statement to which this prospectus relates. We may issue warrants independently or together with other securities that are registered pursuant to the registration statement to which this prospectus relates. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

•	the offering price;

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the dates or periods during which the warrants can be exercised;

•	whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	any special tax implications of the warrants or their exercise;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any other terms of the warrants.

Transfers and Exchanges

A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying securities.

Exercise

Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date.

After this time, unless we have extended the expiration date, the unexercised warrants will be void.

Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement, holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

•	warrant certificates properly completed; and

•	payment of the exercise price.

As soon as practicable after the delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

Title

We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

INDEMNIFICATION

Our bylaws authorize indemnification of directors, officers, employees or agents against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding public companies. The address of that site is http://www.sec.gov.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

Synergy Resources Corporation 20203 Highway 60 Platteville, CO 80651 (970) 737-1073

The following documents have been filed with the Commission and are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2012 filed on November 14, 2012;

•	Amended Annual Report on Form 10-K/A for the fiscal year ended August 31, 2012 filed on December 13, 2012;

•	8-K Reports filed on:

•	September 24, 2012

•	October 24, 2012

•	October 25, 2012

•	November 9, 2012

•	November 14, 2012

•	December 3, 2012

•	December 3, 2012

•	December 7, 2012

•	January 10, 2013

•	January 28, 2013

•	February 14, 2013 (8-K/A)

•	March 7, 2013

•	March 12, 2013

•	March 19, 2013

•	April 5, 2013

•	April 10, 2013

•	Report on Form 10-Q for the three months ended November 30, 2012, filed on January 9, 2013.

•	Report on Form 10-Q for the three and six months ended February 28, 2013.

•	Description of our common stock contained in our registration statement on Form 8-A filed on July 19, 2011.

All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission’s internet site.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Hart & Hart LLC, Denver, Colorado.

EXPERTS

The financial statements of Synergy Resources and for the year then ended August 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2012 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of EKS&H, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information relating to our oil and natural gas reserves, as of August 31, 2012 and August 31, 2011, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from letters dated November 2, 2012 and October 13, 2011, respectively, evaluating our oil and natural gas properties, prepared by Ryder Scott Company, L.P., our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and natural gas industry.

            Shares

Synergy Resources Corporation

COMMON STOCK

Prospectus Supplement

Book-Running Manager/Co-Lead	Co-Lead Manager

Seaport Global	Johnson Rice & Company L.L.C.

The date of this prospectus supplement is             , 2015